Exhibit 15.1

JAMES STAFFORD

James Stafford, Inc.
Chartered Professional Accountants
Suite 350 – 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
www.JamesStafford.ca

8 September 2017

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Subject:	Tower One Wireless Corp. (the “Company”)

Dear Sirs:

We have read Item 16F – Change in Registrant’s Certifying Accountant of the Form 20-F –Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Form 20-F”) of the Company dated 8 September 2017 and provide the following comments:

We agree with the statements concerning our Firm concerning our Firm in the Form 20-F dated 8 September 2017.

We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ James Stafford
Chartered Professional Accountants